ENCOURAGING HUMAN TRIAL DATA PRESENTED AT INTERNATIONAL CANCER CONFERENCE FOR
                                PROGEN'S PI-88.


NOVEMBER 25TH 2002, BRISBANE (AUSTRALIA), PROGEN INDUSTRIES (ASX: PGL, NASDAQ:PGLAF) - Encouraging interim clinical trial data on Progen Industries' lead cancer drug, PI-88, has just been presented at an international cancer conference. Dr Scott Holden, co-investigator on the trial at University of Colorado Health Sciences Centre USA, presented data from the Phase I/II trial that shows PI-88 is well tolerated and demonstrates encouraging anti-cancer activity in some patients with advanced cancer.

The conference is organised by the premier European cancer research society, the European Organisation for Research and Treatment of Cancer (EORTC) in association with the American Association for Cancer Research (AACR) and the American National Cancer Institute (NCI).

Dr Holden explained: "This is the first time that scientific data from human trials of PI-88 has been presented publicly. We are working with patients with very advanced malignancies including melanoma and renal-cell carcinoma and we have been very impressed by the effects of PI-88. Not only was there little sign of toxicity, but progression of advanced cancers in particular patients has also been retarded for extended periods. Some patients with advanced melanoma have had stable disease over an 8-16 month period and are continuing treatment. In one of these patients the size and number of secondary lung cancers have reduced after commencing treatment.

"We will closely monitor patients' improvement and continue providing treatment as long as patients continue to positively respond to PI-88 treatment," he said.

Dr Robert Don, VP Research and Development at Progen Industries said: "This is a very significant milestone for Progen. Our internal preclinical animal studies showed that PI-88 retards the growth of tumours by both inhibiting new blood vessel growth (angiogenesis) and reducing the spread of the disease (metastasis).

"External validation that PI-88 administered subcutaneously is well tolerated and demonstrates anti-tumour activity is extremely heartening for the company. However caution should be exercised in over interpreting the data at this stage."

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PI-88 is a semi-synthetic sulphated oligosaccharide that has several modes of action. In animal models it has been shown to block tumour growth by preventing angiogenesis by inhibiting fibroblast growth factor. It has also been shown to block the spread of cancer (metastasis) by inhibiting the enzyme heparanase, which allows cancer cells to escape blood vessels. Finally, PI-88 stimulates sustained release of a molecule known as TFPI (or tissue factor pathway inhibitor) from cells lining the blood vessel wall. TFPI is one of the body's natural inhibitors of new blood vessel growth.

PROGEN INDUSTRIES LIMITED (www.progen.com.au) is a Brisbane-based,
                           -----------------
internationally focused biotechnology company committed to the discovery, development and commercialisation of small molecule pharmaceuticals: potent, selective inhibitors of carbohydrate-protein interactions implicated in a range of human illnesses. The company's lead drug candidate, PI-88, is under development as a potential treatment for cancer.

Progen also operates two commercial business arms, a GMP certified pilot manufacturing facility that provides Contract Services for 3rd party drug manufacturing development and scale-up for early stage clinical trials, and a domestic distribution franchise for major international Life Sciences companies.

PROGEN ENQUIRIES:
           Mr Lewis Lee
           Managing Director, Progen Industries Limited
           Tel: ++61 7 3273 9100

SCIENTIFIC ENQUIRIES:
           Australia: Dr Robert Don
           VP Research and Development, Progen Industries Limited
           Tel: ++ 61 7 3273 9140

USA:       Dr Scott Holden
           University of Colorado Cancer Center, University of Colorado Hospital
           Tel: ++ 1 720 848 0363

PATIENT ENQUIRY LINE:
           Email: research@progen.com.au
                  ----------------------
           Tel: ++ 61 417 436 548 (Australia)
           Tel: ++ 1 720 848 0301 (U.S.A.)

MEDIA ENQUIRIES:
Australia: Kate Mazoudier, Monsoon Communications
           Tel: ++ 61 403 497 424

US:        Stephen Anderson, Six Sigma Group
           Tel: ++ 1 415 776 6499


This press release contains forward-looking statements that are based on current management expectations. These statements may differ materially from actual future events or results due to certain risks and uncertainties, including without limitation, risks associated with drug development and manufacture, risks inherent in the extensive regulatory approval process mandated by the United States Food and Drug Administration and the Australian Therapeutic Goods Administration, delays in obtaining the necessary approvals for clinical testing, patient recruitment, delays in the conduct of clinical trials of PI-88, market acceptance of PI-88, PI-166 and other drugs, future capitals needs, general economic conditions, and other risks and uncertainties detailed from time to time in the Company's filings with the Australian Stock Exchange and the United States Securities and Exchange Commission. Moreover, there can be no assurance that others will not independently develop similar products or processes or design around patents owned or licensed by the Company, or that patents owned or licensed by the Company will provide meaningful protection or competitive advantages.


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